FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

            THIS FIRST AMENDMENT dated as of June 25, 2018, to the Custody Agreement, originally made and entered into as of December 20, 2017 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the CrossingBridge Funds, (the “Funds”) and U.S. Bank National Association, national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

 WHEREAS, the parties desire to amend the Agreement to add the CrossingBridge Long/Short Credit Fund; and

 WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

             NOW, THEREFORE, the parties agree as follows:

 Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

 Except to the extent amended hereby, the Agreement shall remain in full force and effect.

             IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John P. Buckel	By: /s/ Anita M. Zagrodnik
Name: John P. Buckel	Name: Anita M. Zagrodnik
Title: President	Title: Senior Vice President

7/24/18

Amended Exhibit B

to the Custody Agreement –

Trust for Professional Managers - CrossingBridge

Series of Trust for Professional Managers - Custody Agreement

CrossingBridge Low Duration High Yield Fund
CrossingBridge Long/Short Credit Fund